Exhibit 99.1

Aytu BioScience Provides Second Fiscal Quarter Business Update

Live Conference Call and Webcast TODAY at 4:30 p.m. ET

Englewood, CO – February 16, 2016 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty healthcare company focused on developing treatments for urological and related conditions, provided today an overview of its business and growth strategy, as well as its financial results for the quarter ended December 31, 2015.

Corporate Highlights:

•	Launched urology-focused U.S. sales force
•	Initiated marketing ProstaScint® to urologists in the U.S.
•	Preparing to market Primsol®; acquired in October 2015
•	Actively negotiating additional urology asset purchases
•	Obtained CE Marking for MiOXSYS™ diagnostic platform for male infertility

Financial Highlights:

•	Strong cash position of $11 million as of December 31, 2015
•	Showed initial revenue growth; ~$1 million in sales for first half FY2016
•	Rapidly achieved first MiOXSYS ex-U.S. sales; building distribution network
•	Upgraded to OTCQX® Best Market
•	Achieved increased stock liquidity through distribution of Ampio Pharmaceuticals’ majority stake in Aytu
•	Enhanced liquidity and capital structure through conversion of $4.1 million of debt to Aytu Common Stock

Josh Disbrow, Chief Executive Officer of Aytu BioScience, Inc., stated, "We’ve built considerable momentum since our formation in April of last year, and we believe we are poised for significant growth over the coming quarters as we initiate commercialization of our acquired products and advance the development of MiOXSYS in male infertility toward commercialization. We launched our commercial organization and have already begun to build revenue for our initial products ProstaScint and Primsol. In parallel, we have continued to execute on our strategy of acquiring valuable late-stage assets and best-in-class, specialty commercial products. We believe Aytu is well positioned for long-term incremental growth based on our early commercial success with our expanding pipeline of substantially de-risked assets in the $10 billion global urology market.”

In late November 2015, Aytu relaunched ProstaScint into the urology market primarily targeting its existing user base in the U.S. and has already demonstrated prescription growth during the first two full months of promotion. Aytu continues to anticipate booking approximately $1.7 million in revenue for this product in fiscal 2016 with expected revenue growth to follow.

The growth strategy for ProstaScint includes leveraging new data regarding ProstaScint’s superior clinical performance over existing diagnostics, expanding use by leveraging both product indications in high-risk, newly diagnosed patients and recurrent patients, and seeking distribution partners in key markets outside the U.S. in order to market ProstaScint globally – all of which hadn’t been a priority for ProstaScint’s prior owners.

Aytu is preparing to relaunch Primsol, the only FDA-approved liquid oral formulation of a gold standard antibiotic, trimethoprim, for treating uncomplicated urinary tract infections, or UTIs. Primsol will utilize Aytu’s existing U.S. urology sales channel, and similar to ProstaScint, Aytu expects revenue growth from both products throughout calendar year 2016. Revenue from Aytu’s commercial-stage assets will enable Aytu to scale its sales organization accordingly and offset development costs as the Company advances MiOXSYS toward global commercialization for male infertility.

In early January 2016, Aytu received CE Marking for MiOXSYS, an in vitro diagnostic device for male infertility, and within just weeks, the Company announced that it had begun booking initial revenue for this product. In order to gain substantial, robust clinical experience using MiOXSYS, Aytu has engaged some of the world’s most influential clinicians and researchers in the field of andrology and infertility with the expectation that they will present and publish compelling clinical utility data following their implementation of MiOXSYS in clinical settings. In the relative near term, Aytu expects to establish a distribution network to begin growing sales in territories where MiOXSYS is currently available commercially, as clinicians integrate MiOXSYS into their routine assessments of male infertility status. Later this year, the Company expects to initiate the FDA process for MiOXSYS and begin formal clinical studies under the FDA 510k de novo process.

Aytu reported nearly $1 million in revenue through the first half of fiscal 2016 (ended December 31, 2015), and ended its fiscal second quarter 2016 with $11 million in cash and cash equivalents. This strong cash position should enable the Company to execute on its strategic plan into fiscal 2017. Additionally, in February 2016, Aytu retired $4.1 million in debt principal from its September 2015 convertible debt offering, leaving only $1.05 million in debt principal on the balance sheet.

On January 4, 2016, Ampio Pharmaceuticals executed its previously announced strategy to distribute most of its 81.5% equity position in Aytu to Ampio shareholders. This key milestone event resulted in Aytu becoming a free-standing company with a more liquid stock, forming a solid foundation for potential value creation.

Mr. Disbrow concluded, “We are committed to the continued expansion of our commercial operations and to building significant value driven by sales from our novel urology product portfolio. We’ve also made important strides to augment our liquidity and improve our capital structure, as well as increase our exposure to new investors and potential strategic partners by presenting the Aytu story at numerous industry conferences. Based on our prior experience building successful specialty healthcare companies, we believe this critical groundwork and our early achievements to date place Aytu on a strong trajectory for delivering long-term value.”

Conference Call Information:

Interested participants and investors may access the conference call by dialing either:

•	1-855-656-0926 (U.S.)
•	1-412-542-4198 (international)

The webcast will be accessible live and archived on Aytu’s website, www.aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1-877-344-7529 (U.S.) or 1-412-317-0088 (international) and using the replay access code 10081057.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty healthcare company focused on global commercialization of novel products in the field of urology. Aytu’s current portfolio of commercial and late-stage urology products addresses prostate cancer, urinary tract infections, male infertility and male sexual dysfunction, and the company plans to expand into other urological indications for which there are significant medical needs. The Company currently markets ProstaScint® (capromab pendetide), the only radio-labeled monoclonal antibody that targets prostate specific membrane antigen (PSMA), a protein highly expressed by prostate cancer cells. ProstaScint is FDA-approved as an imaging agent for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer. Aytu also markets Primsol® (trimethoprim hydrochloride) – the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu markets the CE Marked MiOXSYS™ System outside the U.S. and is conducting U.S.-based clinical trials, following which the Company expects to receive 510k de novo medical device clearance. The MiOXSYS System is a novel, rapid semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. MiOXSYS is the only rapid test for assessing oxidative stress in semen and seminal plasma, a leading contributor of idiopathic male infertility. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

AYTU BIOSCIENCE, INC.

Balance Sheet

	December 31, 2015	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$10,959,546	$7,353,061
Accounts receivable	288,466	157,058
Inventory	653,115	39,442
Prepaid expenses, other	741,544	370,888
Prepaid research and development - related party	121,983	121,983
Total current assets	12,764,654	8,042,432

Fixed assets, net	143,826	29,706
Developed technology, net	1,242,569	780,125
Customer contracts, net	1,456,875	711,000
Trade names, net	210,139	79,000
Goodwill	221,000	74,000
In-process research and development	7,500,000	7,500,000
Patents, net	593,382	628,776
Long-term portion of prepaid research & development - related party	274,463	335,454
Deposits	2,888	4,886
	11,645,142	10,142,947

Total assets	$24,409,796	$18,185,379

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$1,076,295	$1,195,368
Primsol payable	1,111,057	-
Accrued compensation	492,584	196,503
Deferred revenue	85,714	85,714
Related party payable	38,451	-
Total current liabilities	2,804,101	1,477,585

Convertible promissory notes, net of amortization discount of $253,448	4,921,552	-
Contingent consideration	687,685	664,000
Long-term deferred revenue	383,036	425,893
Interest payable	161,988	-
Deferred rent	11,694	1,449
Warrant derivative liability	180,969	-
Total liabilities	9,151,025	2,568,927

Commitments and contingencies

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 300,000,000 shares authorized; shares issued and outstanding 14,259,693 and 14,259,681, respectively, as of December 31, 2015 and June 30, 2015	1,426	1,426
Additional paid-in capital	39,247,254	38,996,367
Ampio stock subscription	-	(5,000,000)
Accumulated deficit	(23,989,909)	(18,381,341)
Total stockholders' equity	15,258,771	15,616,452

Total liabilities and stockholders' equity	$24,409,796	$18,185,379

AYTU BIOSCIENCE, INC.

Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

Product and service revenue	$447,786	$6,906	$913,742	$13,060
License revenue	21,428	21,429	42,857	42,858
Total revenue	469,214	28,335	956,599	55,918

Operating expenses
Cost of sales	244,100	-	281,425	225
Research and development	1,308,460	789,967	2,164,334	1,723,720
Research and development - related party	47,998	53,998	95,996	107,996
Sales, general and administrative	1,774,167	749,837	3,425,971	1,863,416
Amortization of finite-lived intangible assets	108,489	17,697	165,936	35,394
Total operating expenses	3,483,214	1,611,499	6,133,662	3,730,751

Loss from operations	(3,014,000)	(1,583,164)	(5,177,063)	(3,674,833)

Other (expense) income
Interest (expense)	(240,214)	(37,547)	(353,467)	(74,849)
Derivative (expense)	(78,166)	-	(78,038)	-
Total other (expense) income	(318,380)	(37,547)	(431,505)	(74,849)

Net loss, before income tax	(3,332,380)	(1,620,711)	(5,608,568)	(3,749,682)
Deferred income tax benefit	-	-	-	23,910
Net loss	$(3,332,380)	$(1,620,711)	$(5,608,568)	$(3,725,772)

Weighted average number of Aytu common shares outstanding	14,259,693	7,901,426	14,259,687	7,901,426

Basic and diluted Aytu net loss per common share	$(0.23)	$(0.21)	$(0.39)	$(0.47)

AYTU BIOSCIENCE, INC.

Statements of Cash Flows

	Six Months Ended December 31,
	2015	2014

Cash flows from operating activities
Net loss	$(5,608,568)	$(3,725,772)
Stock-based compensation expense	250,887	477,660
Depreciation, amortization and accretion	242,427	49,164
Amortization of debt issuance costs	147,805	-
Derivative expense	78,038	-
Amortization of prepaid research and development - related party	60,991	60,992
Deferred taxes	-	(23,910)
Adjustments to reconcile net loss to net cash used in operating activities
(Increase) in accounts receivable	(131,408)	(6,906)
(Increase) in inventory	(613,673)	(10,453)
(Increase) decrease in prepaid expenses, other	(370,656)	485,889
(Increase) in prepaid research and development - related party	-	(150,000)
(Decrease) in accounts payable and accrued liabilities	(126,781)	(298,677)
Increase (decrease) in related party payable	38,451	(561,059)
Increase in accrued compensation	296,081	94,247
Increase in interest payable	161,988	74,936
Increase in deferred rent	10,245	-
(Decrease) in deferred revenue	(42,857)	(42,858)
Net cash used in operating activities	(5,607,030)	(3,576,747)

Cash flows used in investing activities
Deposits	1,998	(1,998)
Purchases of fixed assets	(125,161)	-
Purchase of Primsol business	(540,000)	-
Net cash used in investing activities	(663,163)	(1,998)

Cash flows from financing activities
Proceeds from convertible promissory notes, net	5,175,000	-
Debt issuance costs	(298,322)	-
Ampio stock subscription payment	5,000,000	-
Contribution from Ampio	-	1,100,000
Net cash provided by financing activities	9,876,678	1,100,000

Net change in cash and cash equivalents	3,606,485	(2,478,745)
Cash and cash equivalents at beginning of period	7,353,061	2,639,650
Cash and cash equivalents at end of period	$10,959,546	$160,905

Non-cash transactions:
Warrant derivative liability related to the issuance of the convertible promissory notes	$102,931	$-
Primsol business purchase included in Primsol payable, $1,250,000 less future accretion of $173,000	$1,077,000	$-
Fixed asset purchases included in accounts payable	$7,708	$-